EXHIBIT 99.1

Hispanic Media Leader Lucia Ballas-Traynor Joins
Hemisphere Media Group as EVP of Ad Sales

MIAMI, FL—December 15, 2015— Hemisphere Media Group, Inc. (NASDAQ:HMTV) (“Hemisphere”), the only publicly traded pure-play U.S. media company targeting the high growth Spanish-language television and cable networks business in the U.S. and Latin America, announced the appointment of Hispanic media leader Lucia Ballas-Traynor as EVP of Advertising Sales.
The former publisher of People en Español and general manager of Galavision and MTV Tr3s, Ballas-Traynor will lead the advertising sales strategy for Hemisphere’s portfolio of networks.
Ballas-Traynor has more than 25 years of experience in Hispanic media, building and leading top Hispanic media brands across TV, digital, mobile, print, and live events. During her tenure as publisher of People en Español, she oversaw the company’s brand strategy, ad sales, marketing, research and digital departments, and is credited with leading groundbreaking research that resulted in record-setting revenue growth.
“We are thrilled to have Lucia join us,” said Alan J. Sokol, President and CEO of Hemisphere. “She has unparalleled experience and success in driving revenue in a variety of established and growing Hispanic media ventures. We’re confident that through her strong agency relationships and unbridled creativity, she’ll drive our ad sales business and put Hemisphere at the forefront of creative thinking and ad selling.”
Ballas-Traynor has extensive experience in Hispanic broadcast and cable. As general manager of MTV Tr3s, she led the network’s programming and rebranding, and established it as the most widely distributed Hispanic youth TV network. Prior to leading MTV Tr3s, Ballas-Traynor served as general manager of Univision’s Galavision, where she doubled the network’s ratings among the coveted 18-34 year-old demographic.
Most recently she was co-founder and EVP of CafeMom's MamásLatinas, a bilingual online destination dedicated to entertaining and empowering Latina moms, where she leveraged and aligned consumer insights and clients’ campaign objectives to develop innovative marketing solutions.
“I was drawn to the strong leadership team at Hemisphere and the tremendous opportunity to grow the networks’ ad sales platforms,” said Ballas-Traynor. “Hemisphere’s networks uniquely target important and underserved Hispanic segments with high-quality and relevant programming. I look forward to growing Hemisphere’s revenue streams by developing creative solutions for new and existing clients that marry our networks’ wide-ranging offerings with our clients’ specific objectives.”
Ballas-Traynor was named a “Media All Star” by Adweek and was profiled in The Hollywood Reporter’s “Latino Power 50” list. She has been recognized as a top “Women in Music” by Billboard Magazine and named one of the “25 Most Powerful Hispanic Women in the Entertainment Industry” by The Hollywood Reporter.
A native of Chile, Ballas-Traynor is a graduate from New York University and currently serves as Vice Chair on the board of the Hispanic Federation.

About Hemisphere Media Group, Inc.: Hemisphere Media Group (NASDAQ:HMTV) is the only publicly-traded pure-play U.S. media company targeting the high growth Spanish-language television and cable networks business in the U.S. and Latin America. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, and the leading broadcast television network in Puerto Rico. Hemisphere's networks consist of: Cinelatino, the leading Spanish-language movie channel with over 15 million subscribers across the U.S., Latin America and Canada, including 4.4 million subscribers in the U.S. and 11.5 million subscribers in Latin America, featuring the largest selection of contemporary Spanish-language blockbusters and critically-acclaimed titles from Mexico, Latin America, Spain and the Caribbean; WAPA, Puerto Rico's highest-rated broadcast television network that produces more than 70 hours per week of top-rated news and entertainment programming; WAPA America, the leading cable network targeting Puerto Ricans and other Caribbean Hispanics living in the U.S., featuring the highly-rated news and entertainment programming produced by WAPA, with a U.S. distribution of 5.2 million subscribers; Pasiones, dedicated to showcasing the most popular telenovelas and drama series, with 4.4 million subscribers in the U.S. and 9.7 million subscribers in Latin America; Centroamerica TV, the leading network targeting Central Americans living in the U.S., featuring the most popular news, entertainment and soccer programming from Central America, distributed to 4.0 million U.S. subscribers, and Television Dominicana, the leading network targeting Dominicans living in the U.S., featuring the most popular news, entertainment and baseball programming from the Dominican Republic, with 3.0 million U.S. subscribers.
Contact Hemisphere: Katie Melenbrink / 646.705.2874 / kmelenbrink@hemispheretv.com
###